Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2003)                   Registration No. 333-105026


                          BESTNET COMMUNICATIONS CORP.

                              UP TO 3,563,593 UNITS
       UP TO 3,563,593 SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK
                            UP TO 3,563,593 WARRANTS
                   UP TO 21,439,058 SHARES OF OUR COMMON STOCK

     You should read this prospectus supplement and the related prospectus dated May 19, 2003 carefully before you invest. Both documents contain information you should consider when making your investment decision.

     Investing  in our common  stock  involves a high degree of risk.  See "Risk
Factors" beginning on page 7 of our prospectus dated May 19, 2003 and "Additional Factors that Could Affect our Future Results" beginning on page 16 of our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, for a description of certain factors that should be considered by prospective investors.

     This prospectus supplement is part of a registration statement that we filed with the SEC on May 6, 2003, in connection with an offering of units that we completed in March 2003. Each unit consists of the following securities: three shares of our common stock, par value $.001 per share; one three-year warrant to purchase one share of common stock at a per share exercise price of $0.30; and one share of Series A Preferred Stock, convertible into two shares of common stock at a conversion price of $0.10 per share of common stock. We filed the registration statement to register the resale of an aggregate of the following: (a) 3,563,593 units; (b) 3,563,593 shares of our Series A Convertible Preferred Stock; (c) 3,563,593 warrants; and (d) 21,439,058 shares of common stock, 10,690,779 of which were issued in the unit offering, and 10,690,779 of which are issuable upon exercise of the warrants and conversion of the Series A Convertible Preferred Stock. The shares of common stock covered by the registration statement are being offered by the selling stockholders identified in the "Selling Stockholders" section beginning on page 23 of the prospectus. The selling stockholders may sell the common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be underwriters of the shares of common stock that they are offering. Please see the "Selling Stockholders" section beginning on page 23 of the prospectus for a complete description of all of the selling stockholders.

     The selling stockholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive up to an aggregate of $1,781,796.50 if all warrants are exercised and all shares of the Series A Convertible Preferred Stock are converted. Selling stockholders may neither exercise the warrants nor convert the Series A Convertible Preferred stock until an increase in the number of authorized common shares is approved by stockholder vote.
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     This prospectus  supplement updates the list of documents  contained in our prospectus under the heading "Incorporation of Documents by Reference." Since we filed the last amendment to the registration statement, we have filed with the SEC our Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2003, which is hereby incorporated by reference into the prospectus and this prospectus supplement. You should read carefully this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus, and the information incorporated by reference into those documents, you should rely on the information contained in the document with the latest date.

     This prospectus supplement, the prospectus, our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, and our Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2003, are being delivered to you in connection with your proposed investment in our common stock.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 16, 2003.